As filed with the Securities and Exchange Commission on May 29, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OLD SECOND BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3143493
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

37 South River Street

Aurora, Illinois 60507
 (Address of principal executive offices) (Zip Code)

Old Second Bancorp, Inc. 2019 Equity Incentive Plan

(Full title of the Plan)

James L. Eccher

President and Chief Executive Officer

Old Second Bancorp, Inc.

37 South River Street

Aurora, Illinois 60507

(Name and address of agent for service)

(630) 892-0202

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $1.00 par value per share	600,000(3)	$12.505	$7,503,000	$909.36

(1)

Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the average of the high and low prices for Old Second Bancorp, Inc.’s common stock on The NASDAQ Global Select Market on May 23, 2019, which date is within five business days prior to filing this Registration Statement.

(2)	Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering price by 0.0001212
(3)

Represents shares of common stock issuable under the Old Second Bancorp, Inc. 2019 Equity Incentive Plan. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement (the “Registration Statement”) is to register an aggregate of 600,000 shares of Old Second Bancorp, Inc. (“we,” “our,” “us,” “Old Second” or the “Company”) common stock, $1.00 par value per share (the “Common Stock”), that may be offered pursuant to the Old Second Bancorp, Inc. 2019 Equity Incentive Plan (the “Plan”).

PART I

The document(s) containing the information specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are hereby incorporated in this Registration Statement by reference:

1.	The Company’s Annual Report on Form 10-K filed with the Commission on March 7, 2019 for the year ended December 31, 2018;

2.	The Company’s Quarterly Report on Form 10-Q filed with the Commission on May 7, 2019 for the quarter ended March 31, 2019;

3.

The Company’s Current Reports on Form 8-K filed with the Commission on January 2, 2019, January 15, 2019, April 1, 2019, April 16, 2019 and May 22, 2019 (other than those portions of the documents deemed not to be filed); and

4.

The description of the Company’s capital stock included in the Company’s Current Report on Form 8-K filed with the Commission on May 29, 2019 and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished and not deemed filed with the SEC, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Delaware Law.    Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

       Certificate of Incorporation and Bylaws.    Article VIII of our Restated Certificate of Incorporation, as amended, provides that we shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons whom we may indemnify pursuant thereto. Section 8.8 of our Bylaws contains indemnification provisions substantially similar to Section 145 of the Delaware General Corporation Law.

       Liability Insurance.    We have obtained directors’ and officers’ liability insurance. The policy provides for coverage including prior acts and liabilities under the Securities Act, within the limits and subject to the limitations of such insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

1.     The undersigned registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, Illinois, on May 29, 2019.

OLD SECOND BANCORP, INC.
 (Registrant)

By:	/s/ JAMES L. ECCHER
Name: James L. Eccher
Title: President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints James L. Eccher and Bradley S. Adams, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities set forth below and on May 29, 2019:

Signature	Title

/s/ William B. Skoglund	Chairman of the Board and Director
William B. Skoglund

/s/ James L. Eccher	President, Chief Executive Officer and Director (principal executive officer)
James L. Eccher

/s/ Bradley S. Adams	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
Bradley S. Adams

/s/ Gary S. Collins	Vice Chairman and Director
Gary S. Collins

/s/ Edward R. Bonifas	Director
Edward R. Bonifas

/s/ Barry C. Finn	Director
Barry C. Finn

/s/ William J. Kane	Director
William J. Kane

/s/ John Ladowicz	Director
John Ladowicz

/s/ Hugh H. McLean	Director
Hugh H. McLean

/s/ Duane Suits	Director
Duane Suits

/s/ James F. Tapscott	Director
James F. Tapscott

/s/ Patti Temple Rocks	Director
Patti Temple Rocks

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed on March 11, 2016).
3.2	Amendment to Restated Certificate of Incorporation of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 22, 2019).
3.3	Amended and Restated Bylaws of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K filed on March 11, 2016).
4.1	Specimen Common Stock Certificate of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 filed on January 17, 2014).
4.2

Indenture, dated as of December 15, 2016, between the Company and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on December 15, 2016).

4.3

First Supplemental Indenture, dated as of December 15, 2016, between the Company and Wells Fargo Bank National Association (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on December 15, 2016).

4.4	Form of 5.750% Fixed-to-Floating Rate Senior Notes Due 2026 (incorporated by reference to Exhibit 5.1 of the Company’s Current Report on Form 8-K filed on December 15, 2016).
4.5	Restated Certificate of Incorporation, as amended (included as Exhibits 3.1 and 3.2).
4.6	Amended and Restated Bylaws (included as Exhibit 3.3).
4.7	Old Second Bancorp, Inc. 2019 Equity Incentive Plan (incorporated by reference to Appendix A to Old Second Bancorp, Inc.’s Definitive Proxy Statement filed on April 19, 2019).
4.8	Form of Employee Time Vesting Restricted Stock Unit Agreement*
4.9	Form of Director Time Vesting Restricted Stock Unit Agreement*
5.1	Opinion of Nelson Mullins Riley & Scarborough, LLP regarding the validity of the securities to be issued.*
23.1	Consent of Plante & Moran, PLLC.*
23.2	Consent of Nelson Mullins Riley & Scarborough, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature pages of this Registration Statement).

  * Filed herewith.